Exhibit 28(j)(7) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Equity Funds:

We consent to the use of our report dated December 24, 2012, with respect to the financial statements of Federated MDT Mid Cap Growth Strategies Fund (formerly, Federated Mid Cap Growth Strategies Fund), a portfolio of Federated Equity Funds, as of October 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the Statement of Additional Information.

Boston, Massachusetts

February 26, 2013